MID AMERICAS CORP.

REPAYMENT AGREEMENT

Dated as of July 31, 2013

FOR VALUE RECEIVED, Mid Americas Corp., a Belize corporation (the “Company”), hereby promises to pay to the order of Gold Source International Ltd. or registered assigns (the “Funder”) the advanced amount of  Twenty-nine thousand one hundred and sixteen dollars and fifty-five cents USD ($29,116.55) (the “Advanced Amount”) on or before the Maturity Date as defined below.

1. Advanced Amount Repayment Terms.  Unless otherwise provided herein, on the Maturity Date, the Company shall pay to the Funder an amount in cash representing all outstanding Principal and accrued and unpaid Interest (as defined below), if any.  The “Maturity Date” shall be March 31, 2014  or date that the Company shall have secured financing of not less than $100,000, whichever shall come first.  The Company may prepay any portion of the outstanding Advanced Amount, if any, without penalty.

2. Interest; Interest Rate. The Interest Rate on this Note shall be five percent (5%) per annum, and shall commence accruing on August 1, 2013 and shall be payable on the Maturity Date.

3. Manner of Payment.  The payment of Advanced Amount and Interest on this Note shall be paid by the Company to the Funder by wire transfer of immediately available funds to an account or accounts designated by Funder in writing. If any payment pursuant to this Agreement is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in Belize, Central America.

4. Governing Law; Jurisdiction. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Repayment Agreement shall be governed by, the laws of Belize, Central America, without giving effect to any choice of law or conflict of law provision or rule (whether of the country of Belize or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Country of Belize.

IN WITNESS WHEREOF, this Repayment Agreement has been executed and delivered on the date specified above by the duly authorized representative of the Company.

COMPANY:

MID AMERICAS CORP.

By: /s/Carlos De la Torre
Carlos De la Torre
Chief Executive Officer